Filed Pursuant to Rule 433

Registration No. 333-180289

Dated November 30, 2012

FREE WRITING PROSPECTUS

(To Prospectus dated March 22, 2012,

Prospectus Supplement dated March 22, 2012 and

Equity Index Underlying Supplement dated March 22, 2012)

HSBC USA Inc.

Averaging Notes

}	Averaging Notes Linked to the S&P 500® Low Volatility Index
}	6-year maturity
}	Exposure to any positive return of the reference asset, based on the average closing level of the reference asset on the quarterly observation dates over the term of the Notes
}	If the average of the closing levels of the reference asset on the quarterly observation dates is equal to or lower than the initial level, then the Notes will pay principal at maturity
}	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

The Averaging Notes (each a “Note” and collectively the “Notes") will not be listed on any U.S. securities exchange or automated quotation system. The Notes will not bear interest.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying Equity Index Underlying Supplement, prospectus or prospectus supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-16 of this free writing prospectus.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-8 of this document, page S-3 of the accompanying prospectus supplement, and page S-1 of the accompanying Equity Index Underlying Supplement.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per Note	$1,000
Total

1 HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 4.025% and referral fees of up to 1.50% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers. In no case will the sum of the underwriting discounts and referral fees exceed 4.025% per $1,000 Principal Amount. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-16 of this free writing prospectus.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc.

Averaging Notes

Linked to the S&P 500 Low Volatility Index®

Indicative Terms
Principal Amount	$1,000 per Note
Reference Asset	The S&P 500® Low Volatility Index (“SP5LVI”)
Term	6 years
Reference Return	Average Closing Level – Initial Level Initial Level
Payment at Maturity per Note

If the Reference Return is greater than zero, you will receive:

$1,000 + ($1,000 × Reference Return)

If the Reference Return is less than or equal to zero, you will receive the $1,000 Principal Amount.

Initial Level	The Official Closing Level of the SP5LVI on the Pricing Date.
Average Closing Level	The arithmetic average of the Official Closing Level of the SP5LVI on each of the 24 Observation Dates.
Trade Date	December 19, 2012
Pricing Date	December 19, 2012
Settlement Date	December 24, 2012
Final Valuation Date	December 19, 2018
Maturity Date	December 24, 2018
Observation Dates	See page FWP-5
CUSIP/ISIN	40432X4M0 /US40432X4M00

The Notes

The Notes provide an opportunity for potentially positive returns if the average of the closing levels of the Reference Asset on each of the quarterly observation dates over the term of the Notes is higher than the Initial Level. If the Average Closing Level of the Reference Asset is less than the Initial Level, the Notes provide full repayment of principal at maturity, subject to the credit risk of HSBC.

The S&P 500® Low Volatility Index

The S&P 500® Low Volatility Index (the “Index”) comprises the 100 least-volatile stocks over the previous year in the S&P 500® Index.

There are two steps in the creation of the Index:

Constituent selection: The volatilities of all S&P 500® Index constituents are calculated using daily standard deviation data for approximately the past year. Constituents are ranked in order of their realized volatility. The Index comprises the 100 least volatile stocks.

Constituent weighting: At each rebalancing, the weight for each Index constituent is set inversely proportional to its volatility (higher weightings are assigned to the least volatile stocks). The Index is rebalanced in February, May, August and November of each year.

The offering period for the Notes is through December 21, 2012

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Hypothetical 6 Year Averaging Notes Linked to the S&P 500® Low Volatility Index Returns as Compared with the S&P 500® Low Volatility Index Returns

The solid red line shows what a hypothetical 6 year Averaging Note linked to the S&P 500® Low Volatility Index at maturity would have returned for maturities at the end of each month from September 2007 through September 2012. The black line shows the 6 year point to point returns (excluding dividends) of the Index over the same period of time.

Pricing Source: Bloomberg L.P. Past performance is not a prediction or guarantee of future results.

Features of Quarterly Averaging

►	The return on securities with quarterly averaging, such as the Notes, may be less volatile compared to securities where the return is fixed from point to point. However, the effect of the quarterly averaging may reduce the return on the Notes under certain market conditions.
►	As compared with the point to point payoff method, a quarterly averaging payoff method may yield a higher final return in the event the Reference Asset increases over the term of the Notes but declines near the end. However, it may yield a lower final return in the event that the Reference Asset declines over most of the term of the Notes but increases near the end.
►	Averaging will not reflect the full performance of the Reference Asset if the Reference Asset steadily increases over the term of the Notes.

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Information about the Reference Asset

S&P 500® Low Volatility Index (“SP5LVI”)

The SP5LVI measures the performance of the 100 least volatile stocks over the previous year in the S&P 500® Index. It is designed to serve as a benchmark for low volatility strategies in the U.S. stock market.

As of the November 2012 rebalancing, the sector weightings in the SP5LVI were as follows: Consumer Discretionary: 2.91%, Consumer Staples: 27.12%, Energy: 1.87%, Financials: 10.48%, Healthcare: 11.13%, Industrials: 6.31%, Information Technology: 3.58%, Materials: 2.52%, Telecommunication Services: 2.94% and Utilities: 31.14%.

Source: Bloomberg Professional® service

The graph above sets forth the hypothetical back-tested performance of the Reference Asset from November 21, 2007 through April 19, 2011 and the historical performance of the Reference Asset from April 20, 2011 to November 21, 2012. The Reference Asset has only been calculated since April 20, 2011. The hypothetical back-tested performance of the Index set forth in the graph above was calculated using the same selection criteria and methodology employed to calculate the Reference Asset since its inception on April 20, 2011. However, the hypothetical back-tested Reference Asset data only reflects the application of that methodology in hindsight, since the Reference Asset was not actually calculated and published prior to April 20, 2011. The hypothetical back-tested Reference Asset data cannot completely account for the impact of financial risk in actual trading. There are numerous factors related to the equities markets in general that cannot be, and have not been, accounted for in the hypothetical back-tested Reference Asset data, all of which can affect actual performance. Consequently, you should not rely on that data as a reflection of what the actual SP5LVI performance would have been had the index been in existence or in forecasting future SP5LVI performance. Because the Reference Asset is a price return index, and not a total return index, the data presented above does not reflect the payment of dividends. The graph above also reflects the actual closing levels from April 20, 2011 to November 21, 2012 that we obtained from the Bloomberg Professional® service. The hypothetical and actual historical performance is not necessarily an indication of future results. For further information on the Reference Asset, please see “The S&P 500® Low Volatility Index” on page FWP-13 and in the accompanying Equity Index Underlying Supplement. We have derived all disclosure regarding the Reference Asset from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about the Reference Asset.

For more information about SP5LVI, please refer to the fact sheet: http://www.sec.gov/Archives/edgar/data/83246/000114420412016831/v306941_fwp.htm

The tables below are a comparison of the 1997 through 2011 annual returns and the 1,3,5,10,15 and 20 year annualized returns and standard deviations for the S&P 500® Low Volatility Index and the S&P 500® Index. The SP5LVI has only been calculated since April 20, 2011. Accordingly, while the hypothetical tables set forth below are based on the selection criteria and methodology described herein and in the Equity Index Underlying Supplement, the SP5LVI was not actually calculated and published prior to April 20, 2011. The hypothetical and actual historical performance is not necessarily an indication of future results. Because the Reference Asset is a price return index, and not a total return index, the return data presented below does not reflect the payment of dividends.

Annual Returns¹
	S&P 500® Low Volatility Index	S&P 500® Index
1997	26.27%	31.01%
1998	4.80%	26.67%
1999	-10.72%	19.53%
2000	20.68%	-10.14%
2001	1.54%	-13.04%
2002	-9.83%	-23.37%
2003	19.43%	26.38%
2004	14.38%	8.99%
2005	-0.67%	3.00%
2006	16.49%	13.62%
2007	-2.16%	3.53%
2008	-23.61%	-38.49%
2009	15.52%	23.45%
2010	9.79%	12.78%
2011	10.88%	0.00%

¹ Annual Return is a return an investment provides over a period of one year, expressed as (a) the difference between ending level and starting level, divided by (b) starting level.

Annualized Return² Data as of December 31, 2011
	S&P 500® Low Volatility Index	S&P 500® Index
1 Yr.	10.88%	0.00%
3 Yrs.	12.04%	11.66%
5 Yrs.	1.00%	-2.38%
10 Yrs.	4.12%	0.92%
15 Yrs.	5.30%	3.59%
20 Yrs.	6.36%	5.67%
Annualized Standard Deviation³

	S&P 500® Low Volatility Index	S&P 500® Index
1 Yr.	8.78%	15.97%
3 Yrs.	11.88%	19.00%
5 Yrs.	12.87%	18.91%
10 Yrs.	10.77%	15.93%
15 Yrs.	12.14%	16.59%
20 Yrs.	11.33%	15.01%

² Annualized return is a return an investment provides over a period of time, representing a geometric average of annual returns over that period. The geometric average of annual returns represents the average rate per year on an investment that is compounded over a period of several years.

³ Standard Deviation is a statistical measure of the distance a quantity is likely to lie from its average value. In finance, standard deviation is applied to the annual rate of return of an investment, to measure the investment's volatility, or “risk”.

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HSBC USA Inc. Averaging Notes

Linked to the S&P 500® Low Volatility Index

The offering of Notes will have the terms described in this free writing prospectus and the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control.

This free writing prospectus relates to an offering of Notes linked to the performance of the S&P 500® Low Volatility Index (the “Reference Asset”). The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the offering of Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Asset:	The S&P 500® Low Volatility Index (“SP5LVI”)
Trade Date:	December 19, 2012
Pricing Date:	December 19, 2012
Settlement Date:	December 24, 2012
Final Valuation Date:	December 19, 2018. The Final Valuation Date is subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, which is expected to be December 24, 2018. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes–Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Observation Dates:	The 19th calendar day of each March, June, September and December, commencing March 19, 2013 to and including the Final Valuation Date. There will be a total of 24 Observation Dates over the term of the Notes. If a scheduled Observation Date is not a scheduled trading day, the next scheduled trading day shall be such Observation Date. The Observation Dates are subject to adjustment as described under “Additional Terms of the Notes–Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Reference Return:	The quotient, expressed as a percentage, calculated as follows: Average Closing Level – Initial Level Initial Level
Payment at Maturity per Note:

If the Reference Return is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of Notes, equal to:

$1,000 + ($1,000 × Reference Return)

If the Reference Return is less than or equal to zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of Notes, equal to the $1,000 Principal Amount.

Initial Level:	The Official Closing Level (as defined below) on the Pricing Date, as determined by the calculation agent.
Average Closing Level:	The arithmetic average of the Official Closing Level of the SP5LVI on each of the 24 quarterly Observation Dates.
Official Closing Level:	The closing level of the Reference Asset on any scheduled trading day as determined by the calculation agent based upon the closing level displayed on the Bloomberg Professional® service page “SP5LVI <INDEX>”, or on any successor page on the Bloomberg Professional® service or any successor service, as applicable.
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.
CUSIP/ISIN:	40432X4M0 /US40432X4M00

The Trade Date and the Pricing Date set forth above are subject to change, and will be set forth in the final pricing supplement relating to the Notes.

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GENERAL

This free writing prospectus relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Reference Asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 22, 2012, the prospectus supplement dated March 22, 2012 and the Equity Index Underlying Supplement dated March 22, 2012. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Equity Index Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-8 of this free writing prospectus, page S-3 of the prospectus supplement and page S-1 of the Equity Index Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Equity Index Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

}	The Equity Index Underlying Supplement at: www.sec.gov/Archives/edgar/data/83246/000114420412016693/v306691_424b2.htm
}	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm
}	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

Payment at Maturity

On the Maturity Date, for each Note you hold, we will pay you the Payment at Maturity, which is an amount in cash, described below:

If the Reference Return is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of Notes, equal to:

$1,000 + ($1,000 × Reference Return)

If the Reference Return is less than or equal to zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of Notes, equal to the $1,000 Principal Amount.

Interest

The Notes will not pay interest.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Sponsor

Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, is the reference sponsor.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:	The Notes may not be suitable for you if:

} You seek an investment with returns linked to the potential positive average performance of the Reference Asset and you believe the level of the Reference Asset will increase over the term of the Notes.

}You are comfortable receiving only the Principal Amount of your Notes at maturity if the Reference Return is below zero.

}You are willing to forgo dividends or other distributions paid to holders of the stocks comprising the Reference Asset.

}You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

}You do not seek current income from your investment.

}You do not seek an investment for which there is an active secondary market.

}You are willing to hold the Notes to maturity.

}You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

}You are unwilling to receive only the Principal Amount of your Notes at maturity if the Reference Return is below zero.

}You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

}You prefer to receive the dividends or other distributions paid on the stocks comprising the Reference Asset.

}You seek current income from your investment.

}You seek an investment for which there will be an active secondary market.

}You are unable or unwilling to hold the Notes to maturity.

}You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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Risk Factors

We urge you to read the section “Risk Factors” beginning on page S-3 in the accompanying prospectus supplement and on page S-1 of the accompanying Equity Index Underlying Supplement. Investing in the Notes is not equivalent to investing directly in any of the stocks comprising the Reference Asset. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

}	“— Risks Relating to All Note Issuances” in the prospectus supplement;
}	“— General risks related to Indices” in the Equity Index Underlying Supplement; and
}	“— If the Reference Asset is or includes the S&P 500 Low Volatility Index or otherwise includes an Index that tracks a low volatility index” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

Because the Average Closing Level is based on an average of the Official Closing Levels of the Reference Asset on each Observation Date throughout the term of the Notes, the Average Closing Level may be less than the Official Closing Level of the Reference Asset on the Final Valuation Date.

Because the Average Closing Level is calculated by reference to an average of the Official Closing Levels of the Reference Asset on various Observation Dates throughout the term of the Notes, the Average Closing Level, as so calculated, may be less than the Official Closing Level of the Reference Asset on the Final Valuation Date. As a result, the Payment at Maturity you receive may be less than the return you would receive if the Payment at Maturity was based solely on the Official Closing Level of the Reference Asset on the Final Valuation Date. This difference could be particularly large if there is a significant increase in the Official Closing Level of the Reference Asset during the latter portion of the term of the Notes. Additionally, the secondary market value of the Notes, if such a market exists, will be impacted by the Official Closing Level of the Reference Asset on any previous Observation Dates, in that those levels will impact the amount payable at maturity.

The Notes will not bear interest.

As a holder of the Notes, you will not receive interest payments.

The Reference Asset has limited actual historical information.

The Reference Asset was created in April 2011. The reference sponsor has published limited actual information about how the Reference Asset would have performed had it been calculated in the past. Because the Reference Asset is of recent origin and limited actual historical performance data exists with respect to it, your investment in the Notes may involve a greater risk than investing in securities linked to one or more indices with a more established record of performance.

Changes that affect the Reference Asset will affect the market value of the Notes and the amount you will receive at maturity.

The policies of the reference sponsor concerning additions, deletions and substitutions of the constituents comprising the Reference Asset and the manner in which the reference sponsor takes account of certain changes affecting those constituents may affect the level of the Reference Asset. The policies of the reference sponsor with respect to the calculation of the Reference Asset could also affect the level of the Reference Asset. The reference sponsor may discontinue or suspend calculation or dissemination of the Reference Asset. Any such actions could affect the value of and return on the Notes.

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The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the amounts owed to you under the terms of the Notes.

Certain built-in costs are likely to adversely affect the value of the Notes prior to maturity.

While the Payment at Maturity described in this free writing prospectus is based on the full Principal Amount of your Notes, the original issue price of the Notes includes the agent’s commission and the estimated cost of HSBC hedging its obligations under the Notes. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

Lack of liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” below and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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Illustrative Examples

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Reference Asset relative to its Initial Level. We cannot predict the Average Closing Level of the Reference Asset. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical Initial Level of the Reference Asset used in the illustrations below is not expected to be the actual Initial Level of the Reference Asset to which your Notes are linked. You should not take these examples as an indication or assurance of the expected performance of the Reference Asset. With respect to the Notes, the Payment at Maturity may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the table and examples below have been rounded for ease of analysis.

The table below illustrates the Payment at Maturity on a $1,000 investment in Notes for a hypothetical range of Reference Returns from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Total Return” below is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 principal amount of Notes to $1,000. The potential returns described here assume that your Notes are held to maturity. You should consider carefully whether the Notes are suitable to your investment goals. You should not take the below illustration as an indication or assurance of the expected performance of the Reference Asset or return of the Notes.

The following table and examples assume the following:

}	Principal Amount:	$1,000

}	Hypothetical Initial Level:	4,393.42

The actual Initial Level will be determined on the Pricing Date.

Hypothetical Average Closing Level	Hypothetical Reference Return	Hypothetical Total Return
8,786.84	100.00%	100.00%
8,347.50	90.00%	90.00%
7,908.16	80.00%	80.00%
7,468.81	70.00%	70.00%
7,029.47	60.00%	60.00%
6,590.13	50.00%	50.00%
6,150.79	40.00%	40.00%
5,711.45	30.00%	30.00%
5,272.10	20.00%	20.00%
5,052.43	15.00%	15.00%
4,832.76	10.00%	10.00%
4,613.09	5.00%	5.00%
4,481.29	2.00%	2.00%
4,437.35	1.00%	1.00%
4,393.42	0.00%	0.00%
4,349.49	-1.00%	0.00%
4,305.55	-2.00%	0.00%
4,173.75	-5.00%	0.00%
3,954.08	-10.00%	0.00%
3,734.41	-15.00%	0.00%
3,514.74	-20.00%	0.00%
3,075.39	-30.00%	0.00%
2,636.05	-40.00%	0.00%
2,196.71	-50.00%	0.00%
1,757.37	-60.00%	0.00%
1,318.03	-70.00%	0.00%
878.68	-80.00%	0.00%
439.34	-90.00%	0.00%
0.00	-100.00%	0.00%

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The following examples indicate how the Payment at Maturity would be calculated with respect to a hypothetical $1,000 investment in the Notes.

Example 1: The Reference Asset increases over the term of the Notes.

OBSERVATION DATES	OFFICIAL CLOSING LEVELS
INITIAL LEVEL:	4,393.42
Quarter 1	4,413.42
Quarter 2	4,433.42
Quarter 3	4,453.42
Quarter 4	4,473.42
Quarter 5	4,493.42
Quarter 6	4,513.42
Quarter 7	4,533.42
Quarter 8	4,553.42
Quarter 9	4,573.42
Quarter 10	4,593.42
Quarter 11	4,613.42
Quarter 12	4,633.42
Quarter 13	4,653.42
Quarter 14	4,673.42
Quarter 15	4,693.42
Quarter 16	4,713.42
Quarter 17	4,733.42
Quarter 18	4,753.42
Quarter 19	4,773.42
Quarter 20	4,793.42
Quarter 21	4,813.42
Quarter 22	4,833.42
Quarter 23	4,853.42
Quarter 24 (Final Valuation Date)	4,873.42
Average Closing Level:	4,643.42
Reference Return:	5.69%
Total Return:	5.69%

In this example, the total return you would receive is 5.56%.

If the Reference Return is greater than zero, the Payment at Maturity per $1,000 Principal Amount of Notes will equal $1,000 + ($1,000 x Reference Return). Accordingly, the Payment at Maturity in this example would equal $1,000 plus $1,000 times 5.69%, or $1,056.90.

Example 1 shows that where the Reference Return is greater than zero, the investor will be paid a return based on the Reference Return.

In addition, Example 1 shows that the Average Closing Level may be less than the Official Closing Level on the Final Valuation Date. In that case the Payment at Maturity does not reflect the full performance of the Reference Asset during the term of the Notes (i.e., does not reflect the full performance measured as the difference between the Initial Level and the Official Closing Level on the Final Valuation Date).

FWP-11

Example 2: The Reference Asset declines over the term of the Notes.

OBSERVATION DATES	OFFICIAL CLOSING LEVELS
INITIAL LEVEL:	4,393.42
Quarter 1	4,373.42
Quarter 2	4,353.42
Quarter 3	4,333.42
Quarter 4	4,313.42
Quarter 5	4,293.42
Quarter 6	4,273.42
Quarter 7	4,253.42
Quarter 8	4,233.42
Quarter 9	4,213.42
Quarter 10	4,193.42
Quarter 11	4,173.42
Quarter 12	4,153.42
Quarter 13	4,133.42
Quarter 14	4,113.42
Quarter 15	4,093.42
Quarter 16	4,073.42
Quarter 17	4,053.42
Quarter 18	4,033.42
Quarter 19	4,013.42
Quarter 20	3,993.42
Quarter 21	3,973.42
Quarter 22	3,953.42
Quarter 23	3,933.42
Quarter 24 (Final Valuation Date)	3,913.42
Average Closing Level:	4,143.42
Reference Return:	-5.69%
Total Return:	0.00%

In this example, the total return you would receive is 0.00%.

If the Reference Return is less than or equal to zero, the Payment at Maturity per $1,000 Principal Amount of Notes will be equal to the $1,000 Principal Amount.

FWP-12

THE S&P 500® LOW VOLATILITY INDEX (“SP5LVI”)

Description of the Reference Asset

The SP5LVI measures the performance of the 100 least volatile stocks over the previous year in the S&P 500® Index. It is designed to serve as a benchmark for low volatility strategies in the U.S. stock market.

As of the November 2012 rebalancing, the sector weightings in the SP5LVI were as follows: Consumer Discretionary: 2.91%, Consumer Staples: 27.12%, Energy: 1.87%, Financials: 10.48%, Healthcare: 11.13%, Industrials: 6.31%, Information Technology: 3.58%, Materials: 2.52%, Telecommunication Services: 2.94% and Utilities: 31.14%.

For more information about the SP5LVI, see “The S&P 500 Low Volatility Index” on page S-18 of the accompanying Equity Index Underlying Supplement.

Hypothetical and Actual Historical Performance of the SP5LVI

The following graph sets forth the hypothetical back-tested performance of the SP5LVI from November 21, 2007 through April 19, 2011 and the historical performance of the SP5LVI from April 20, 2011 to November 21, 2012. The SP5LVI has only been calculated since April 20, 2011. The hypothetical back-tested performance of the SP5LVI set forth in the following graph was calculated using the selection criteria and methodology employed to calculate the SP5LVI since its inception on April 20, 2011. However, the hypothetical back-tested SP5LVI data only reflects the application of that methodology in hindsight, since the SP5LVI was not actually calculated and published prior to April 20, 2011. The hypothetical back-tested SP5LVI data cannot completely account for the impact of financial risk in actual trading. There are numerous factors related to the equities markets in general that cannot be, and have not been, accounted for in the hypothetical back-tested SP5LVI data, all of which can affect actual performance. Consequently, you should not rely on that data as a reflection of what the actual SP5LVI performance would have been had the index been in existence or in forecasting future SP5LVI performance. Because the SP5LVI is a price return index, and not a total return index, the data presented below does not reflect the payment of dividends. The graph below also reflects the actual closing levels from April 20, 2011 to November 21, 2012 that we obtained from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. The closing level for the SP5LVI on November 21, 2012 was 4,393.42. The hypothetical and actual performance is not necessarily an indication of future results.

Source: Bloomberg Professional® service

The hypothetical and actual historical levels of the SP5LVI should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the SP5LVI on any Observation Date.

The tables below are a comparison of the 1997 through 2011 annual returns and the 1,3,5,10,15 and 20 year annualized returns and standard deviations for the S&P 500® Low Volatility Index and the S&P 500® Index. The SP5LVI has only been calculated since April 20, 2011. Accordingly, while the hypothetical tables set forth below are based on the selection criteria and methodology described herein and in the Equity Index Underlying Supplement, the SP5LVI was not actually calculated and published prior to April 20, 2011. The hypothetical and actual historical performance is not necessarily an indication of future results. Because the SP5LVI is a price return index, and not a total return index, the return data presented below does not reflect the payment of dividends.

Annual Returns¹

FWP-13

	S&P 500® Low Volatility Index	S&P 500® Index
1997	26.27%	31.01%
1998	4.80%	26.67%
1999	-10.72%	19.53%
2000	20.68%	-10.14%
2001	1.54%	-13.04%
2002	-9.83%	-23.37%
2003	19.43%	26.38%
2004	14.38%	8.99%
2005	-0.67%	3.00%
2006	16.49%	13.62%
2007	-2.16%	3.53%
2008	-23.61%	-38.49%
2009	15.52%	23.45%
2010	9.79%	12.78%
2011	10.88%	0.00%

¹ Annual Return is a return an investment provides over a period of one year, expressed as (a) the difference between ending level and starting level, divided by (b) starting level.

Annualized Return² Data as of December 31, 2011
	S&P 500® Low Volatility Index	S&P 500® Index
1 Yr.	10.88%	0.00%
3 Yrs.	12.04%	11.66%
5 Yrs.	1.00%	-2.38%
10 Yrs.	4.12%	0.92%
15 Yrs.	5.30%	3.59%
20 Yrs.	6.36%	5.67%

² Annualized return is a return an investment provides over a period of time, representing a geometric average of annual returns over that period. The geometric average of annual returns represents the average rate per year on an investment that is compounded over a period of several years.

Annualized Standard Deviation³
	S&P 500® Low Volatility Index	S&P 500® Index
1 Yr.	8.78%	15.97%
3 Yrs.	11.88%	19.00%
5 Yrs.	12.87%	18.91%
10 Yrs.	10.77%	15.93%
15 Yrs.	12.14%	16.59%
20 Yrs.	11.33%	15.01%

³ Standard Deviation is a statistical measure of the distance a quantity is likely to lie from its average value. In finance, standard deviation is applied to the annual rate of return of an investment, to measure the investment's volatility, or “risk”.

Sector Weightings

The table below shows the current weight, average weight and maximum weight of each industry sector included in the SP5LVI. The SP5LVI has only been calculated since April 20, 2011. Accordingly, while the hypothetical tables set forth below are based on the selection criteria and methodology described herein and in the “Equity Index Underlying Supplement”, the SP5LVI was not actually calculated and published prior to April 20, 2011. No assurance can be given that these weightings will not change.

The hypothetical back-tested weights of the SP5LVI set forth above were calculated using the selection criteria and methodology employed to calculate the SP5LVI since its inception on April 20, 2011.

FWP-14

License Agreement

Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC.  “Standard & Poor’s®”, “S&P 500®” and “S&P®” are trademarks of S&P and have been licensed for use by S&P Dow Jones Indices LLC and its affiliates and sublicensed for certain purposes by HSBC.  The S&P 500® Low Volatility Index (the “Index”) is a product of S&P Dow Jones Indices LLC, and has been licensed for use by HSBC.

The Notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices makes no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in Notes generally or in the Notes particularly or the ability of the Index to track general market performance.  S&P Dow Jones Indices’ only relationship to HSBC with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices.  The Index is determined, composed and calculated by S&P Dow Jones Indices without regard to HSBC or the Notes.  S&P Dow Jones Indices has no obligation to take the needs of HSBC or the holders of the Notes into consideration in determining, composing or calculating the Index.  S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash.  S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the Notes. There is no assurance that investment products based on the Index will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC is not an investment advisor.  Inclusion of a security within the Index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.   Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by HSBC, but which may be similar to and competitive with the Notes.  In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Index.  It is possible that this trading activity will affect the value of the Index and the Notes.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY HSBC, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND HSBC, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

FWP-15

events of default and acceleration

If the Notes have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Notes, you will not be entitled to any additional payments, other than your Principal Amount, with respect to the Notes. The accelerated Maturity Date will be the third business day following the date of acceleration, and on such accelerated Maturity Date, you will be entitled to receive $1,000 per $1,000 Principal Amount of Notes you hold.

For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers, or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this free writing prospectus. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 4.025% and referral fees of up to 1.50% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers. In no case will the sum of the underwriting discounts and referral fees exceed 4.025% per $1,000 Principal Amount.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the prospectus supplement.

FWP-16

U.S. Federal Income Tax Considerations

You should carefully consider the matters set forth in “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.  The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the Notes.  This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes.  We intend to treat the Notes as contingent payment debt instruments for U.S. federal income tax purposes.  Pursuant to the terms of the Notes, you agree to treat the Notes as contingent payment debt instruments for all U.S. federal income tax purposes and, in the opinion of Morrison & Foerster LLP, special U.S. tax counsel to us, it is reasonable to treat the Notes as contingent payment debt instruments.  Assuming the Notes are treated as contingent payment debt instruments, a U.S. holder will be required to include original issue discount (“OID”) in gross income each year, even though no payments will be made on the Notes until maturity.

Based on the factors described in the section, “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments,” in order to illustrate the application of the noncontingent bond method to the Notes, we have estimated that the comparable yield of the Notes, solely for U.S. federal income tax purposes, will be 2.00% per annum (compounded annually). Further, based upon the method described in the section, “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments” and based upon the estimate of the comparable yield, we have estimated that the projected payment schedule for Notes that have a Principal Amount of $1,000 and an issue price of $1,000 consists of a single payment of $1,126.43 at maturity.

Based upon the estimate of the comparable yield, a U.S. holder that pays taxes on a calendar year basis, buys a Note for $1,000, and holds the Note until maturity will be required to pay taxes on the following amounts of ordinary income in respect of the Notes in each year:

Year	OID
2012	$0.22
2013	$20.04
2014	$20.45
2015	$20.86
2016	$21.27
2017	$21.70
2018	$21.89

However, the ordinary income reported in the taxable year the Notes mature will be adjusted to reflect the actual payment received at maturity. U.S. holders should also note that the actual comparable yield and projected payment schedule may be different than as provided in this summary depending upon market conditions on the date the Notes are issued.  U.S. holders may obtain the actual comparable yield and projected payment schedule as determined by us by submitting a written request to:  Structured Equity Derivatives – Structuring HSBC Bank USA, National Association, 452 Fifth Avenue, 3rd Floor, New York, NY 10018.  A U.S. holder is generally bound by the comparable yield and the projected payment schedule established by us for the Notes.  However, if a U.S. holder believes that the projected payment schedule is unreasonable, a U.S. holder must determine its own projected payment schedule and explicitly disclose the use of such schedule and the reason the holder believes the projected payment schedule is unreasonable on its timely filed U.S. federal income tax return for the taxable year in which it acquires the Notes.

The comparable yield and projected payment schedule are not provided for any purpose other than the determination of a U.S. holder’s interest accruals for U.S. federal income tax purposes and do not constitute a projection or representation by us regarding the actual yield on a Note.  We do not make any representation as to what such actual yield will be.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible. As a result, the timing and character of income in respect of the Notes might differ from the treatment described above.  You should carefully consider the discussion of all potential tax consequences as set forth in “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

FWP-17

TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$    Averaging Notes

November 30, 2012

FREE WRITING PROSPECTUS

Free Writing Prospectus
General	FWP-6
Payment at Maturity	FWP-6
Investor Suitability	FWP-7
Risk Factors	FWP-8
Illustrative Examples	FWP-10
The S&P 500® Low Volatility Index	FWP-13
Events of Default and Acceleration	FWP-16
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-16
U.S. Federal Income Tax Considerations	FWP-17

Equity Index Underlying Supplement
Risk Factors	S-1
The S&P 500® Index	S-6
The S&P 100® Index	S-10
The S&P MidCap 400® Index	S-14
The S&P 500 Low Volatility Index	S-18
The Russell 2000® Index	S-21
The Dow Jones Industrial AverageSM	S-25
The Hang Seng China Enterprises Index®	S-27
The Hang Seng® Index	S-30
The Korea Stock Price Index 200	S-33
MSCI Indices	S-36
The EURO STOXX 50® Index	S-40
The PHLX Housing SectorSM Index	S-42
The TOPIX® Index	S-46
The NASDAQ-100 Index®	S-49
S&P BRIC 40 Index	S-53
The Nikkei 225 Index	S-56
The FTSE™ 100 Index	S-58
Other Components	S-60
Additional Terms of the Notes	S-60

Prospectus Supplement
Risk Factors	S-3
Risks Relating to Our Business	S-3
Risks Relating to All Note Issuances	S-3
Pricing Supplement	S-7
Description of Notes	S-8
Use of Proceeds and Hedging	S-30
Certain ERISA Considerations	S-30
U.S. Federal Income Tax Considerations	S-32
Supplemental Plan of Distribution (Conflicts of Interest)	S-49
Prospectus
About this Prospectus	1
Risk Factors	1
Where You Can Find More Information	1
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	3
Description of Preferred Stock	15
Description of Warrants	21
Description of Purchase Contracts	25
Description of Units	28
Book-Entry Procedures	30
Limitations on Issuances in Bearer Form	35
U.S. Federal Income Tax Considerations Relating to Debt Securities	35
Plan of Distribution (Conflicts of Interest)	51
Notice to Canadian Investors	53
Notice to EEA Investors	58
Certain ERISA Matters	59
Legal Opinions	60